Exhibit 99.1

IXYS Corporation Announces September Quarter Results With 50% Increase in Quarterly Earnings Per Share as Compared to Last Year

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--October 29, 2008--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor company, today reported net revenues of $77.6 million for the second fiscal quarter ended September 30, 2008, an increase of 1.9% as compared with net revenues of $76.2 million for the same period in the prior fiscal year.

For the six months ended September 30, 2008, IXYS reported net revenues of $157.0 million, an increase of 3.2% as compared with net revenues of $152.1 million for the same period in the prior fiscal year.

"IXYS’ revenues remained robust, despite the challenging economic cycle. Our continued sales strength is attributable to a business model of diversified technologies and products deployed worldwide in the industrial power, medical, transportation, renewable energy and IT markets. New product introductions enabled us to supply key core power and energy generation products that are currently in demand," stated Dr. Nathan Zommer, Chairman and CEO of IXYS. “Our success has been reflected in consistent cash generation over the past few years, which we have used for R&D, stock buybacks and other investments that bolstered our competitive advantage and our stockholders equity.”

Gross profit was $23.8 million, or 30.7% of net revenues, for the quarter ended September 30, 2008, as compared to gross profit of $20.0 million, or 26.3% of net revenues, for the same quarter in the prior fiscal year. Gross profit for the six months ended September 30, 2008 was $48.6 million, or 30.9% of net revenues, as compared to a gross profit of $42.4 million, or 27.9% of net revenues, for the same period in the prior fiscal year.

Net income for the quarter ended September 30, 2008, was $6.1 million, or $0.18 per diluted share, as compared to $3.9 million, or $0.12 per diluted share, for the same quarter in the prior fiscal year. Net income for the six months ended September 30, 2008 was $11.5 million, or $0.35 per diluted share, as compared to net income of $11.0 million, or $0.33 per diluted share, for the same period in the prior fiscal year.

Prior fiscal year results included favorable adjustments to the litigation provision of $1.2 million and $6.0 million for the three month period and the six month period, respectively.

“Even companies like IXYS, which stand on strong fundamentals and manage substantial free cash flow, are not immune to current market conditions,” commented Uzi Sasson, COO and CFO. “The prolonged economic downturn and a traditionally slow holiday season may make the December quarter challenging. Without clear visibility about a macro-economic rebound, we remain conservative and project revenues for the December 2008 quarter to be $71 million to $74 million.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency, generate clean energy, improve automation, and provide advance products for the transportation, medical and telecommunication industries. IXYS is a worldwide pioneer in the development of power semiconductors and high voltage integrated circuits (HVIC) that are key to reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide provider of semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to economic trends and conditions, the December 2008 quarter and the projection of revenues for the December 2008 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business and capacity limits on our ability to manufacture our products, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-Q for the fiscal quarter ended June 30, 2008, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	Sept. 30,	Mar. 31,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$70,352	$57,234
Accounts receivable, net	47,821	50,270
Other receivables	1,894	2,282
Inventories, net	87,144	86,516
Prepaid expenses and other current assets	3,007	4,133
Deferred income taxes	7,183	7,578
Total current assets	217,401	208,013
Plant and equipment, net	57,205	58,033
Other assets	12,613	14,238
Deferred income taxes	13,354	13,546

Total assets	$300,573	$293,830

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$4,118	$4,890
Current portion of notes payable to bank	1,548	1,286
Accounts payable	17,371	21,489
Accrued expenses and other current liabilities	27,362	17,956
Total current liabilities	50,399	45,621
Capitalized lease and other long term obligations, net of current portion	28,951	30,752
Pension liabilities	15,514	17,228
Total liabilities	94,864	93,601

Common stock	359	354
Additional paid-in capital	136,327	132,125
Retained earnings	58,875	50,494
Accumulated other comprehensive income	10,148	17,256
Stockholders' equity	205,709	200,229

Total liabilities and stockholders' equity	$300,573	$293,830

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007

Net revenues	$77,635	$76,165	$156,971	$152,066
Cost of goods sold	53,838	56,160	108,412	109,673
Gross profit	23,797	20,005	48,559	42,393
Operating expenses:
Research, development and engineering	5,431	5,131	10,825	10,204
Selling, general and administrative	10,433	9,897	21,492	20,737
Litigation provision	-	(1,195)	-	(5,979)
Total operating expenses	15,864	13,833	32,317	24,962
Operating income	7,933	6,172	16,242	17,431
Other income (expense), net	749	(1,217)	1,515	(604)

Income before income tax provision	8,682	4,955	17,757	16,827
Provision for income tax expense	2,623	1,006	6,214	5,874
Net income	$6,059	$3,949	$11,543	$10,953

Net income per share - basic	$0.19	$0.12	$0.37	$0.34

Weighted average shares used in per share calculation - basic	31,554	32,280	31,368	32,385

Net income per share - diluted	$0.18	$0.12	$0.35	$0.33

Weighted average shares used in per share calculation - diluted	32,887	33,603	32,567	33,696

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
COO & CFO